Filed Pursuant to Rule 424(b)(3)
File No. 333-136014
333-136014-10
333-136014-03
333-136014-09
333-136014-06
333-136014-11
333-136014-05
333-136014-04
333-136014-02
333-136014-01
333-136014-08
333-136014-07
PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated August 9, 2006, as supplemented
by Prospectus Supplement No. 1 dated August 25, 2006,
by Prospectus Supplement No. 2 dated September 22, 2006,
by Prospectus Supplement No. 3 dated October 11, 2006,
by Prospectus Supplement No. 4 dated November 2, 2006, and
by Prospectus Supplement No. 5 dated December 1, 2006)
THE GREENBRIER COMPANIES, INC.
$100,000,000
2.375% Convertible Senior Notes due 2026
     This prospectus supplement supplements the prospectus dated August 9, 2006, as supplemented by prospectus supplement no. 1 dated August 25, 2006, by prospectus supplement no. 2 dated September 22, 2006, by prospectus supplement no. 3 dated October 11, 2006, by prospectus supplement no. 4 dated November 2, 2006 and by prospectus supplement no. 5 dated December 1, 2006 (together, the “prospectus”) of The Greenbrier Companies, Inc. relating to the resale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 2.375% Convertible Senior Notes due 2026 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not intended to be used without, and should not be delivered except in conjunction with, the prospectus.
SELLING SECURITYHOLDERS
     The following table supplements the table of selling securityholders and related footnotes appearing under the caption “Selling Securityholders” in the prospectus by adding information with respect to the selling securityholder named below. The information set forth below in the table and related footnotes is based upon information provided by or on behalf of the selling securityholder to us in a selling securityholder questionnaire and is as of the date specified by the selling securityholder in such questionnaire. The selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes since the time it provided us information regarding its holdings. As of the date of the prospectus supplement, $100 million aggregate principal amount of the notes remained outstanding.

Number of Shares of
Common Stock
	Principal	Percentage of	Issuable upon	Percentage of
	Amount of	Notes	Conversion	Common Stock
Name of Selling Securityholder	Notes Owned	Outstanding	of Notes(1)	Outstanding (2)

Banc of America Securities LLC** (3)	$4,130,000	4.13%	85,955.63	*
________________
*	Less than 1%
**	This selling securityholder is a broker-dealer registered under Section 15 of the Exchange Act. This selling securityholder has represented to us that it purchased the notes in the ordinary course of business, and at the time it purchased the notes, it had no agreements or understandings, directly or indirectly, with any person to distribute the notes or the shares of common stock issuable upon conversion of the notes.
(1)	Assumes a conversion rate of 20.8125 shares of common stock per $1,000 principal amount of the notes and a cash payment in lieu of any fractional interest. This initial conversion rate is subject to adjustment as described elsewhere in the prospectus, such that the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	We calculated the percentage of common stock outstanding for each securityholder pursuant to Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 15,991,247 shares of common stock outstanding as of February 20, 2007 and the number of shares of common stock issuable upon conversion of only that particular securityholder’s notes and not any other securityholder’s notes.
(3)	Banc of America Securities LLC served as a joint book-running manager in connection with the sale of the notes. In addition, it has engaged in, and may in the future engage in, other investment banking and commercial dealings with us in the ordinary course of business.
     You should carefully consider the matters discussed under the caption “Risk Factors” beginning on page 11 of the prospectus dated August 9, 2006 prior to investing in the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 22, 2007

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